Exhibit 1.1

Execution Version

Aon Corporation

Aon Global Holdings plc

Aon plc

Aon Global Limited

$500,000,000 5.000% Senior Notes due 2032

UNDERWRITING AGREEMENT

September 7, 2022

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

As Representatives (the “Representatives”) of the several Underwriters listed in Exhibit A hereto

c/o	Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o	J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

1. Introductory. Aon Corporation, a Delaware corporation (the “Company”) and Aon Global Holdings plc, a public limited company formed under the laws of England and Wales (the “Co-Issuer” and, together with the Company, the “Issuers,” and each, an “Issuer”), agree with the several Underwriters named in Exhibit A hereto (the “Underwriters”) to issue and sell to the several Underwriters $500,000,000 principal amount of their 5.000% Senior Notes due 2032 (the “Notes”), to be issued under an indenture dated as of December 3, 2018 (the “Base Indenture”), as amended and restated by the amended and restated indenture dated as of April 1, 2020 (the “A&R Indenture”) among the Issuers, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and as further supplemented by a supplemental indenture to be dated as of September 12, 2022 (the “Supplemental Indenture” and, together with the Base Indenture and the Supplemental Indenture, the “Indenture”) among the Issuers, the Guarantors and the Trustee. The Notes will be fully and unconditionally guaranteed as to the payment of principal and interest by Aon plc, a public limited company formed under the laws of Ireland (“Aon plc”) and Aon Global Limited (formerly known as Aon plc and as further defined below) (“AGL” and, together with Aon plc, the “Guarantors,” and each, a “Guarantor,” and such guarantees, the “Guarantees”). “Aon plc” refers to (i) for time periods prior to the completion of the Reorganization (as defined in the General Disclosure Package), AGL, and (ii) for time periods on and after the completion of the Reorganization, Aon plc; and “AGL” refers to (i) for time periods after July 15, 2020, the date of re-registration, Aon Global Limited, a private limited company formed under the laws of England and Wales, and (ii) for the time periods prior to the date of re-registration, Aon plc, a public limited company formed under the laws of England and Wales and the former publicly traded parent company of the Aon group. The Notes, together with the Guarantees, are referred to in this Agreement as the “Securities.”

2. Representations and Warranties of the Issuers. Each of the Issuers and the Guarantors represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Issuers and the Guarantors have filed with the Commission a registration statement on Form S-3 (Nos. 333-238189, 333-238189-01, 333-238189-02 and 333-238189-03), including a related prospectus or prospectuses, covering the registration of the Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means such registration statement as of the time as of which such registration statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 2:50 p.m. (New York City time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Securities, and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Exhibit B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuers’ records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that such form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus) and (C) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act and (ii) statements in or omissions from any such document based upon written information furnished to the Issuers by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Issuers, the Guarantors or any person acting on their respective behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163, each of the Issuers and the Guarantors was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(iii) Eligibility to Use Automatic Shelf Registration Form. Neither the Issuers nor any of the Guarantors has received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form.

(iv) Filing Fees. An Issuer or a Guarantor has paid or shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Issuers, the Guarantors or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) at the date of this Agreement, each of the Issuers and the Guarantors was not and is not an “ineligible issuer,” as defined in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated September 7, 2022, including the base prospectus, dated May 12, 2020 (which is the most recent Statutory Prospectus distributed to investors generally), any document incorporated by reference therein and the other information, if any, stated in Exhibit B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the General Disclosure Package in reliance upon and in conformity with written information furnished to the Issuers by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the Closing Date or until any earlier date that the Issuers notified or notify the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus and prior to the Closing Date there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would, when considered together with the rest of the General Disclosure Package, include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Issuers have promptly notified or will promptly notify the Representatives and (ii) the Issuers have promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Good Standing of the Issuers and the Guarantors. Each of the Issuers and the Guarantors has been duly incorporated or formed, as applicable, and is existing and, where such concept applies, in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority, where such concept applies, to own its properties and conduct its business as described in the General Disclosure Package; and each of the Issuers and the Guarantors is duly qualified to do business as a foreign corporation in good standing, where such concept applies, in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect or any development or event involving a prospective material adverse effect on the financial condition, results of operations, business or properties of the Issuers, the Guarantors and their respective subsidiaries taken as a whole (“Material Adverse Effect”).

(h) Significant Subsidiaries. Each subsidiary of Aon plc designated on Exhibit C hereto (each, a “Significant Subsidiary”) (i) has been duly incorporated and is existing and in good standing, where such concept applies, under the laws of the jurisdiction of its incorporation and (ii) has the corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package, except, in the case of clause (h) above, as would not reasonably be expected to have a Material Adverse Effect; and each Significant Subsidiary is duly qualified to do business as a foreign corporation in good standing, where such concept applies, in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and except as described in the General Disclosure Package, the capital stock of each Significant Subsidiary owned by Aon plc, directly or through subsidiaries, is owned free from liens, encumbrances and security interests.

(i) Execution and Delivery of Indenture. The Indenture has been duly authorized, and each of the Base Indenture and the A&R Indenture has been executed and delivered by each of the Issuers and the Guarantors; When the Supplemental Indenture has been duly executed by each of the Issuers and the Guarantors (assuming due authorization, execution and delivery of the Indenture by the Trustee), the Indenture will constitute a valid and binding agreement of each of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors in accordance with its terms; the Indenture has been qualified under the Trust Indenture Act; the Notes and Guarantees have been duly authorized and, when the Notes and the Guarantees are delivered and paid for pursuant to this Agreement on the Closing Date, such Notes will have been duly executed, authenticated, issued and delivered by each of the Issuers and the Guarantors (assuming that the Notes have been authenticated in the manner provided for in the Indenture) and such Guarantees will have been duly executed, issued and delivered, and the Notes and the Guarantees will conform in all material respects to the information in the General Disclosure Package and to the description of the Securities contained in the Final Prospectus and the Indenture, and the Securities will constitute valid and legally binding obligations of the Issuers or the Guarantors, as the case may be, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(j) Absence of Further Requirements. No consent, approval, authorization or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Securities by the Issuers and the Guarantors, except such as have been obtained or made and such as may be required under federal or state securities laws and except as disclosed or contemplated in the General Disclosure Package and the Final Prospectus.

(k) Absence of Defaults and Conflicts Resulting from Transaction. The issuance and sale by the Issuers and Guarantors of the Securities and the execution and delivery by the Issuers and Guarantors of this Agreement, and the performance by the Issuers and Guarantors of their respective obligations under this Agreement, the Indenture and the Securities, will not contravene (i) the articles of association, certificate of incorporation or by-laws of the Issuers or the Guarantors, as applicable, (ii) any agreement or other instrument filed as a “material contract” with respect to Aon plc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or Aon plc’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022 or (iii) any provision of material applicable law or any material judgment, order or decree of any governmental body, agency or court having jurisdiction over the Issuers, the Guarantors or any of their respective subsidiaries.

(l) Absence of Existing Defaults and Conflicts. Neither the Issuers nor any of the Guarantors is in violation of its organizational documents or in default (or with the giving of notice or lapse of time would be in default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which it is a party or by which it or any of its properties may be bound, which violation or default would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(m) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Issuers and the Guarantors.

(n) Possession of Licenses and Permits. The Issuers, the Guarantors and their respective subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them as described in the Registration Statement, the General Disclosure Package and the Final Prospectus and, to the knowledge of the Issuers and the Guarantors, have not received any notice of proceedings relating to the revocation or modification of any certificates, authorities or permits, except where the failure to possess such certificates, authorities or permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Absence of Labor Dispute. No labor dispute with the employees of the Issuers, Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Issuers and the Guarantors, is imminent that would reasonably be expected to have a Material Adverse Effect.

(p) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings “Description of Debt Securities and Guarantees,” “Material U.S. Federal Income Tax Consequences,” “Certain U.K. Tax Consequences” and “Certain Irish Tax Consequences,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(q) Absence of Manipulation. Neither the Issuers nor any of the Guarantors has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Issuers to facilitate the sale or resale of the Securities.

(r) Internal Controls. There are no material weaknesses in Aon plc’s internal controls over financial reporting (“Internal Controls”). Except as disclosed in the General Disclosure Package, since the date of the latest audited financial statements included in the General Disclosure Package, there has been no change in Aon plc’s internal control that has materially affected, or is reasonably likely to materially affect, Aon plc’s Internal Controls. Aon plc maintains a system of Internal Controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls, that comply with Rule 13a-15 under the Exchange Act and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s) Litigation. There are no legal or governmental proceedings pending or, to the knowledge of the Issuers or Guarantors, threatened to which the Issuers, the Guarantors or any of their respective subsidiaries is a party or to which any of the properties of the Issuers, the Guarantors or any of their respective subsidiaries is subject, other than proceedings fairly summarized in all material respects in the General Disclosure Package and proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the power or ability of the Issuers or the Guarantors to perform its obligations under this Agreement, the Indenture or the Securities or to consummate the offering contemplated hereby.

(t) Financial Statements. The financial statements included in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly the financial position of Aon plc and Aon plc’s consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis. The assumptions used in preparing the pro forma financial statements, if any, included in the Registration Statement, the General Disclosure Package and the Final Prospectus provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts. The pro forma financial statements, if any, included in the Registration Statement, the General Disclosure Package and the Final Prospectus comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act.

(u) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package, there has been no change, nor any development or event involving a prospective change, in the financial condition, results of operations, business, properties or prospects of the Issuers, the Guarantors, and their respective subsidiaries, taken as a whole, that is material and adverse.

(v) Investment Company Act. Neither the Issuers nor any of the Guarantors is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package, neither the Issuers nor any of the Guarantors will be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(w) No Unlawful Payments. (i) Except to the extent as would not reasonably be expected to have a Material Adverse Effect or except as disclosed in the General Disclosure Package, the Issuers and the Guarantors are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other applicable United States and foreign anti-corruption laws and regulations (collectively the “Anti-Corruption Laws”), (ii) since January 1, 2011, except to the extent as would not reasonably be expected to have a Material Adverse Effect or except as disclosed in the General Disclosure Package, neither the Issuers nor any of the Guarantors has been notified of or, in each case, to its knowledge, investigated for a potential violation of Anti-Corruption Laws, and (iii) the Issuers, the Guarantors and their respective subsidiaries have an operational anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Issuers, the Guarantors or their respective subsidiaries with Anti-Corruption Laws.

(x) Compliance with Money Laundering Laws. The operations of the Issuers, the Guarantors and their respective subsidiaries are and have been conducted at all times and in all material respects in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all applicable anti-money laundering laws, rules and regulations (collectively, the “Anti-Money Laundering Laws”); and neither the Issuers, any of the Guarantors nor any of their respective subsidiaries has been notified of or, in each case, to its knowledge has been investigated for a potential violation of the Anti-Money Laundering Laws.

(y) Compliance with OFAC. (i) None of the Issuers, the Guarantors or any of the Guarantors’ subsidiaries or, to the knowledge of the Issuers and the Guarantors, any director, officer, employee or affiliate of the Issuers, the Guarantors or any of the Guarantors’ subsidiaries is currently, or is owned or controlled by an individual or entity (“Person”) that is, (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); or (B) organized, located or a resident in a country or territory that is currently the subject of Sanctions, including without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria; and (ii) the Issuers will not directly or, to their knowledge, indirectly use all or part of the proceeds of the offering of the Securities, or lend, contribute or otherwise make available all or part of such proceeds, to any subsidiary, joint venture partner or other person or entity to fund or facilitate any activities or business of or with any Person, or in any country or territory, that, at the time of such funding or facilitation, is the subject of Sanctions, or in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as initial purchaser, underwriter, advisor, investor or otherwise).

(z) Taxes. The Guarantors, the Issuers and each of the Significant Subsidiaries have filed all U.S. federal, U.K. and material U.S. state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof; all such returns were true and complete in all material respects; all taxes shown as due and payable on such returns have been timely paid, or withheld and remitted, to the appropriate taxing authority (except as currently being contested in good faith and for which reserves required by applicable U.S. or other generally accepted accounting principles have been created in the financial statements of Aon plc); and no material tax deficiency has been determined adversely to the Issuers or any of the Significant Subsidiaries which has not been paid.

(aa) Choice of Laws. The choice of laws of the State of New York (without giving effect to its conflicts of law principles) as the governing law of this Agreement, the Securities, the Indenture (including the Guarantees set forth therein) is a valid choice of law under the laws of England and Wales and of Ireland and will be honored by the courts of England and Wales and of Ireland.

(bb) Jurisdiction. The Issuers and the Guarantors have the power to submit, and pursuant to Section 17 of this Agreement have legally, validly, effectively and irrevocably submitted, to the non-exclusive jurisdiction of Federal and state courts in the Borough of Manhattan in the City of New York; and the Co-Issuer and the Guarantors have the power to designate, appoint and empower, and pursuant to Section 17 of this Agreement, has legally, validly and effectively designated, appointed and empowered, an agent for service of process in any suit or proceeding based on or arising under this Agreement in Federal and state courts, as applicable, in the Borough of Manhattan in the City of New York.

(cc) eXtensible Business Reporting Language Interactive Data. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the required information in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd) Cybersecurity. Except as to such matters as would not, singly or in the aggregate, reasonably likely result in a Material Adverse Effect: (i) to the reasonable knowledge of the Issuers, there has been no security breach or other compromise of any of the Issuers’, the Guarantors’ or any of their subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and the Issuers, the Guarantors and their subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (ii) the Issuers, the Guarantors and their subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations, in each case, relating to the privacy and security of IT Systems and Data.

3. Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Issuers agree to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Issuers at a purchase price of 99.372% of the principal amount of the Notes plus accrued interest, if any, from September 12, 2022 to, but excluding the Closing Date (as hereinafter defined) (the “Purchase Price”), the principal amounts of Securities set forth opposite the names of the Underwriters in Exhibit A hereto.

The Issuers will deliver the Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the Purchase Price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives through the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, at 10:00 a.m., New York time, on September 12, 2022, or at such other time not later than seven full business days thereafter as the Representatives and the Issuers determine, such time being herein referred to as the “Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Securities sold pursuant to the offering. The Securities so to be delivered or evidence of their issuance will be made available for inspection at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Issuers and the Guarantors. The Issuers and the Guarantors agree with the several Underwriters that:

(a) Filing of Prospectuses. The Issuers and the Guarantors have filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph 5) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Issuers and the Guarantors have complied and will comply in all material respects with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Issuers and the Guarantors will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Issuers and the Guarantors will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the

Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Issuers or any of the Guarantors of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Issuers and the Guarantors will use their commercially reasonable efforts to prevent the issuance of any such stop order suspending the effectiveness of the Registration Statement or the suspension of any such qualification where such lack of qualification would have a material adverse impact on the offering of Securities contemplated hereby and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time on or prior to the completion of the public offer and sale of the Securities when a prospectus relating to the Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Issuers and the Guarantors will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance; provided that any such amendment or supplement required to be prepared after 90 days following the Closing Date shall be at the expense of the Underwriters. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Issuers will make generally available to their securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Issuers and the Guarantors will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives may reasonably request during such period of time after the first date of the public offering of the Securities as is required by law to be delivered (or required to be delivered but for Rule 172 under the Act) by any Underwriter.

(f) Blue Sky Qualifications. The Issuers and the Guarantors will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate and will continue such qualifications in effect so long as required for the distribution; provided that neither an Issuer nor a Guarantor shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g) Reporting Requirements. For so long as the Securities remain outstanding, the Issuers will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of Aon plc’s annual report to shareholders for such year; and the Issuers will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of Aon plc filed with the Commission under the Exchange Act or mailed to shareholders, and (ii) from time to time, such other information concerning the Issuers or the Guarantors as the Representatives may reasonably request. However, so long as Aon plc is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), the Issuers are not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Issuers and Guarantors will pay all expenses incident to the performance of their respective obligations under this Agreement, including but not limited to expenses of printing and distributing to the Underwriters prospectuses described in Section 5(e), any fees charged by investment rating agencies for the rating of the Securities, costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Securities including, without limitation, any travel expenses of the officers and employees of the Issuers and Guarantors, and any other expenses of the Issuers or Guarantors, fees and expenses incident to listing the Securities on the New York Stock Exchange, the NYSE MKT, NASDAQ Stock Market and other national and foreign exchanges, fees and expenses in connection with the registration of the Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. It is understood, however, that, except as provided in this Agreement, the Underwriters will pay all of their costs and expenses, including fees and expenses of counsel to the Underwriters, transfer taxes payable on resale of the Securities by them and any advertising expenses connected with any offers they make.

(i) Use of Proceeds. The Issuers will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(j) Absence of Manipulation. The Issuers and the Guarantors will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Issuers or Guarantors to facilitate the sale or resale of the Securities.

(k) Restriction on Disposition of Notes. The Issuers and the Guarantors will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to United States dollar-denominated debt securities issued or guaranteed by the Issuers or any of the Guarantors and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives for a period beginning on the date hereof and ending on the Closing Date.

6. Free Writing Prospectuses. (a) Issuer Free Writing Prospectuses. The Issuers and the Guarantors each represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Issuers, the Guarantors and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Issuers, the Guarantors and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” Each of the Issuers and the Guarantors represent that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply in all material respects with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheets. The Issuers and Guarantors will prepare a final term sheet relating to the Securities, containing only information that describes the final terms of the Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Issuers and Guarantors also consent to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Securities or their offering or (y) information that describes the final terms of the Securities or their offering and that is included in the final term sheet of the Issuers and the Guarantors contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Issuers and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of the officers of the Issuers made pursuant to the provisions hereof, to the performance by the Issuers and the Guarantors of their obligations hereunder and to the following additional conditions precedent:

(a) Aon Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof with respect to the General Disclosure Package and the Closing Date with respect to the Final Prospectus, of Ernst & Young LLP, a registered public accounting firm and independent public accountants with respect to Aon plc within the meaning of the Securities Laws, in form and substance satisfactory to the Representatives and containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained or incorporated by reference in the General Disclosure Package and the Final Prospectus, and the specified date of such letters shall be a date no more than three business days prior to the date hereof or the Closing Date, as applicable.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Issuers, the Guarantors or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, results of operations, business or properties of the Issuers, the Guarantors and their respective subsidiaries taken as a whole, which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Issuers or any of the Guarantors by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Issuers or any of the Guarantors for a possible downgrading of such rating or any announcement that the Issuers or any of the Guarantors has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market or to enforce contracts for the sale of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Issuers or any of the Guarantors on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Securities or to enforce contracts for the sale of the Securities.

(d) Opinion of In-House Counsel to the Issuers. The Representatives shall have received an opinion, dated the Closing Date, of the In-House Counsel to the Issuers, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit D hereto.

(e) Opinion of Special U.K. Counsel for the Co-Issuer and AGL, Opinion of Special U.S. Counsel for the Issuers and the Guarantors and Opinion of Special Irish Counsel for Aon plc. The Representatives shall have received an opinion, dated the Closing Date, of Freshfields Bruckhaus Deringer LLP, special U.K. counsel to the Co-Issuer and AGL, an opinion dated the Closing Date, of Sidley Austin LLP, special U.S. counsel to the Issuers and the Guarantors and an opinion, dated the Closing Date, of Matheson, special Irish counsel to Aon plc, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit E hereto.

(f) Opinion and Disclosure Letter of Counsel for Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, an opinion and a disclosure letter, dated the Closing Date, with respect to such matters as the Representatives may reasonably require, and the Issuers shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(g) Officer’s Certificate. The Representatives shall have received a certificate, dated the Closing Date, of an executive officer of the Issuers and the Guarantors and a principal financial or accounting officer or treasurer of the Issuers and the Guarantors in which such officers shall state that: the representations and warranties of the Issuers and the Guarantors in clauses (a), (c), (d), (e), (f), (j), (k), (m), (p), (v) and (y) of Section 2 of this Agreement are true and correct in all material respects; the representations and warranties of the Issuers and the Guarantors in clauses (b), (g), (h), (i), (l), (n), (o), (q), (r), (s), (t), (u), (w), (x), (z), (aa), (bb), (cc) and (dd) of Section 2 of this Agreement are true and correct; the Issuers and the Guarantors have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, results of operations, business or properties of the Issuers, Guarantors and their respective subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

The Issuers and the Guarantors will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives may reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Issuers and the Guarantors will jointly and severally indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Issuers and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from (i) that part of the Registration Statement that constitutes the Form T-1 of the Trustee under the Trust Indenture Act and (ii) any of such documents in reliance upon and in conformity with written information furnished to the Issuers by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Issuers and Guarantors. Each Underwriter will severally and not jointly indemnify and hold harmless each of the Issuers, the Guarantors, each of their respective directors and each of their respective officers who signs a Registration Statement and each person, if any, who controls any Issuer or any Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuers by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the following information in the General Disclosure Package and the Final Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting”; the statement of market making with respect to the Underwriters in the third sentence of the fifth paragraph under the caption “Underwriting”; and the description of stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids appearing in the ninth paragraph under the caption “Underwriting.”

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) or above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party in such action), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers and the Guarantors on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers and the Guarantors on the one hand and the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuers and the Guarantors on the one hand and the Underwriters on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuers bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers and the Guarantors or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Issuers, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase the Securities hereunder on the Closing Date and the aggregate principal amount of the Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of the Securities that the Underwriters are obligated to purchase on the Closing Date, the Representatives may make arrangements satisfactory to the Issuers for the purchase of the Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of the Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Representatives and the Issuers for the purchase of the Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Issuers, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Issuers, the Guarantors or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Issuers, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Sections 7(c)(iii), 7(c)(iv), 7(c)(vi), 7(c)(vii), 7(c)(viii) and 9 hereof, the Issuers and the Guarantors will reimburse the Underwriters for all out-of-pocket expenses reasonably incurred by them in connection with the offering of the Securities, and the respective obligations of the Issuers, the Guarantors and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed:

•

to the Representatives at: Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, Facsimile: (646) 291-1469; and J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, Fax: (212) 834-6081.

•	to the Issuers at Aon Corporation, 200 E. Randolph Street, Chicago, Illinois 60601, Attention: General Counsel;

provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

15. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of this Agreement.

16. Absence of Fiduciary Relationship. The Issuers and the Guarantors acknowledge and agree that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of Securities and that no fiduciary, advisory or agency relationship between the Issuers and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Issuers or any of the Guarantors on other matters;

(b) Arms’ Length Negotiations. The price of the Securities set forth in this Agreement was established by the Issuers and the Guarantors following discussions and arms-length negotiations with the Representatives, and the Issuers and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Issuers and the Guarantors have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Issuers or any of the Guarantors and that the Representatives have no obligation to disclose such interests and transactions to the Issuers or any of the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Issuers and the Guarantors waive, to the fullest extent permitted by law, any claims either of the Issuers or any of the Guarantors may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Issuers or any of the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuers, including members, stockholders, employees or creditors of the Issuers or any of the Guarantors.

17. Applicable Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of law principles.

(b) Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

(c) Submission to Jurisdiction. The Issuers and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Issuers and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Guarantors and the Co-Issuer hereby irrevocably appoint the Company with an office at 200 E. Randolph Street, Chicago, Illinois 60601, Attention: General Counsel, as their agent to receive on behalf of the Guarantors service of any legal process which may be served in all such actions and proceedings. Such service may be made by mail or delivery of such process to the Co-Issuer and the Guarantors in care of such agent at the agent’s address set forth above and the Co-Issuer and the Guarantors hereby irrevocably authorize and direct such agent to accept such service on behalf of the Co-Issuer and the Guarantors.

18. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

19. Compliance with USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

[Signature Pages As Follows]

Execution Version

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to us your counterpart hereof, whereupon it will become a binding agreement between the Issuers, the Guarantors and the several Underwriters in accordance with its terms.

Very truly yours,

AON CORPORATION

By:	/s/ Julie Cho
Name: Julie Cho
Title: Vice President and Secretary

AON GLOBAL HOLDINGS PLC

By:	/s/ Gardner Mugashu
Name: Gardner Mugashu
Title: Director

AON PLC

By:	/s/ Paul Hagy
Name: Paul Hagy
Title: Treasurer

AON GLOBAL LIMITED

By:	/s/ Alistair Boyd
Name: Alistair Boyd
Title: Director

[Signature Page to Underwriting Agreement]

Execution Version

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of itself and as a

Representative of the several Underwriters

By: Citigroup Global Markets Inc.

By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Director

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of itself and as a

Representative of the several Underwriters

By: J.P. Morgan Securities LLC

By:	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

[Signature Page to Underwriting Agreement]

EXHIBIT A

Underwriter	Principal Amount of the Notes
Citigroup Global Markets Inc.	$190,000,000
J.P. Morgan Securities LLC	$190,000,000
Aon Securities LLC	$15,000,000
BMO Capital Markets Corp.	$15,000,000
HSBC Securities (USA) Inc.	$15,000,000
ING Financial Markets LLC	$15,000,000
PNC Capital Markets LLC	$15,000,000
U.S. Bancorp Investments, Inc.	$15,000,000
Wells Fargo Securities, LLC	$15,000,000
Loop Capital Markets LLC	$7,500,000
Siebert Williams Shank & Co., LLC	$7,500,000

Total:	$500,000,000

Exhibit A-1

EXHIBIT B

1.	General Use Free Writing Prospectus (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” means:

The pricing term sheet, dated September 7, 2022, a copy of which is attached hereto as Annex B-1.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None

Exhibit B-1

ANNEX B-1

Final Pricing Term Sheet

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 7, 2022 to

Prospectus dated May 12, 2020

Registration Statement Nos. 333-238189, 333-238189-01, 333-238189-02 and 333-238189-03

Aon Corporation and Aon Global Holdings plc

$500,000,000 5.000% SENIOR NOTES DUE 2032

(the “Notes”)

PRICING TERM SHEET

Terms Applicable to the Notes

Issuers:	Aon Corporation and Aon Global Holdings plc

Guarantors:	Aon plc and Aon Global Limited

Offering Format:	SEC Registered

Expected Ratings*:	Moody’s Investors Service: Baa2 Standard & Poor’s: A- Fitch: BBB+

Ranking:	Senior Unsecured

Trade Date:	September 7, 2022

Settlement Date (T+3)**:	September 12, 2022

Denominations:	$2,000 and multiples of $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

Aon Securities LLC

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Principal Amount:	$500,000,000

Maturity Date:	September 12, 2032

Reference Treasury:	UST 2.750% due August 15, 2032

Reference Treasury Price and Yield:	95-22+; 3.260%

Exhibit B-1-1

Reoffer Spread to Reference Treasury:	+175 bps

Re-offer Yield:	5.010%

Coupon:	5.000%

Interest Payment Dates:	Semi-annually in arrears on March 12 and September 12, beginning on March 12, 2023

Price to Public:	99.922%

Proceeds to Issuers (before deducting our offering expenses and underwriting discount):	$499,610,000 for the Notes

CUSIP / ISIN:	03740L AF9 / US03740LAF94

Optional Redemption:

Prior to June 12, 2032 (three months prior to the maturity date) (the “Par Call Date”), the Issuers may redeem the Notes at their option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed discounted to the redemption date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Securities—Optional Redemption”), plus 30 basis points (0.300%) less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes being redeemed,

Plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the redemption date.

On or after the Par Call Date, the Issuers may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

See “Description of the Securities—Optional Redemption” and “Description of the Securities—Optional Tax Redemption” in the preliminary prospectus supplement for more information.

Conflicts of Interest:	Aon Securities LLC is an indirect wholly owned subsidiary of Aon Corporation. This offering is subject to, and will be conducted in compliance with, the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm distributing the securities of an affiliate.

Exhibit B-1-2

*

Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**

Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes offered hereby on the date of pricing will be required, by virtue of the fact that such Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of these Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The issuers and the guarantors have filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146; or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded (other than any statement relating to the identity of the legal entity authorizing or sending this communication in a non-US jurisdiction). Such disclaimers or other notices were automatically generated as a result of this communication having been sent via Bloomberg or another e-mail system.

Exhibit B-1-3

EXHIBIT C

Significant Subsidiaries

Significant subsidiary:	Jurisdiction of incorporation:

Aon Global Holdings plc	United Kingdom
Aon Corporation	Delaware
Aon Global Limited	United Kingdom
Randolph Finance Unlimited Company	Ireland
Aon Group, Inc.	Maryland
Aon International Holdings, Inc.	Maryland
Aon Group International N.V.	Netherlands
Aon Holdings International B.V.	Netherlands
Aon Holdings BV	Netherlands
Aon Southern Europe BV	Netherlands
Aon UK Group Limited	United Kingdom
Aon UK Holdings Intermediaries Limited	United Kingdom
Aon UK Holdings Limited	United Kingdom
Aon UK Limited	United Kingdom
Aon Risk Services Companies, Inc.	Maryland
Aon Finance N.S. 1, ULC	Nova Scotia
Aon Risk Services, Inc. of Maryland	Maryland
Aon Consulting, Inc. (NJ)	New Jersey

Exhibit C-1

EXHIBIT D

Opinion of In-House Counsel to the Issuers and the Guarantors

Exhibit D-1

EXHIBIT E

Opinion of Freshfields Bruckhaus Deringer LLP

Exhibit E-1

EXHIBIT F

Opinion of Sidley Austin LLP

Exhibit F-1

EXHIBIT G

Opinion of Matheson

Exhibit G-1